Global Equity Fund (522)
Change in Independent Accountants
(unaudited)

Based on the recommendation of the Audit
Committee of the fund, the Board of
Trustees has determined not to retain
PricewaterhouseCoopers LLP as this
funds independent accountants and voted
to appoint KPMG LLP for the funds
fiscal year ended February 28, 2001.
During the two previous fiscal years,
PricewaterhouseCoopers LLP audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. Further, in connection with its audits for the two previous fiscal years and through July 24, 2000, there were no disagreements between the fund and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers
LLP would have caused it to make
reference to the disagreements in its
report on the financial statements for
such years.